Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

# 1 Year Barrier Securities Linked to SPX

## Preliminary Terms

This summary of terms is not complete and should be read with the preliminary pricing supplement below

| | |
|---|---|
| Issuer: | Citigroup Global Markets Holdings Inc. |
| Guarantor: | Citigroup Inc. |
| Underlying: | The S&P 500® Index (ticker: "SPX") |
| Pricing date: | June 28, 2024 |
| Valuation date: | June 30, 2025 |
| Maturity date: | July 7, 2025 |
| Return amount: | $1,000 × the underlying return × the upside participation rate |
| Upside participation rate: | 100.00% |
| Maximum return at maturity: | At least 10.90%* |
| Final barrier value: | 80.00% of the initial underlying value |
| CUSIP / ISIN: | 17331UXA0 / US17331UXA05 |
| Initial underlying value: | The closing value on the pricing date |
| Final underlying value: | The closing value on the valuation date |
| Underlying return: | (Final underlying value - initial underlying value) / initial underlying value |
| Payment at maturity: | • If the final underlying value is greater than the initial underlying value: $1,000 + the return amount, subject to the maximum return at maturity<br>• If the final underlying value is less than or equal to the initial underlying value but greater than or equal to the final barrier value: $1,000<br>• If the final underlying value is less than the final barrier value: $1,000 + ($1,000 × the underlying return)<br>If the final underlying value is less than the final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.<br>All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. |
| Stated principal amount: | $1,000 per security |
| Preliminary pricing supplement: | [Preliminary Pricing Supplement dated May 31, 2024] |

* The actual maximum return at maturity will be determined on the pricing date.

** The diagram and the hypotheticals assume the lowest return at maturity.

### Hypothetical Payment at Maturity per Security**



$2,000.00
$1,800.00
$1,600.00
$1,400.00
$1,200.00
$1,109.00
$1,000.00
$800.00
$600.00
$400.00
$200.00
$0.00
Payment at Maturity per Security
$1,000.00
Stated Principal Amount
$1,109.00 Maximum
Payment at Maturity
Barrier Zone
A
B
C
D
-100%
-80%
-60%
-40%
-20%
0%
10.9%
20%
40%
60%
80%
Underlying Return
The Underlying
The Securities

| | Hypothetical Underlying Return on Valuation Date | Hypothetical Security Return | Hypothetical Payment at Maturity |
|---|---|---|---|
| D | 100.00% | 10.90% | $1,109.00 |
| | 50.00% | 10.90% | $1,109.00 |
| | 25.00% | 10.90% | $1,109.00 |
| | 10.90% | 10.90% | $1,109.00 |
| C | 10.89% | 10.89% | $1,108.90 |
| | 5.00% | 5.00% | $1,050.00 |
| B | 0.00% | 0.00% | $1,000.00 |
| | -10.00% | 0.00% | $1,000.00 |
| | -20.00% | 0.00% | $1,000.00 |
| A | -20.01% | -20.01% | $799.90 |
| | -25.00% | -25.00% | $750.00 |
| | -50.00% | -50.00% | $500.00 |

Citigroup Global Markets Holdings Inc.
Guaranteed by Citigroup Inc.

## Selected Risk Considerations

- You may lose a significant portion or all of your investment. Your payment at maturity will depend on the final underlying value. If the final underlying value is less than the final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the underlying has declined from the initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.
- Your potential return on the securities is limited to the maximum return at maturity.
- The securities do not pay interest.
- You will not receive dividends or have any other rights with respect to the underlying.
- Your payment at maturity depends on the closing value of the underlying on a single day.
- The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.
- The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.
- The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement.
- The value of the securities prior to maturity will fluctuate based on many unpredictable factors.
- The issuer and its affiliates may have conflicts of interest with you.
- The U.S. federal tax consequences of an investment in the securities are unclear.

The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities.

## Additional Information

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-270327 and 333-270327-01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Filed pursuant to Rule 433

This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.